Exhibit 4.3

                       SENIOR CONVERTIBLE PROMISSORY NOTE


$10,000,000.00                                                  __________, 2001


         FOR VALUE RECEIVED, GBI CAPITAL MANAGEMENT CORP., a Florida corporation ("Maker"), having an address at 1055 Stewart Avenue, Bethpage, New York 11714, hereby promises to pay to Frost-Nevada, Limited Partnership, a Nevada limited partnership, its successors and/or permitted assigns (any of which is hereinafter referred to as "Holder"), at 3500 Lakeside Court, Suite 200, Reno, Nevada 89509, in lawful money of the United States, the sum of Ten Million Dollars and No Cents ($10,000,000.00) on December 31, 2005. Interest on the unpaid principal amount of this Note shall be paid at the rate of eight and one-half percent (8-1/2%) per annum on each March 31, June 30, September 30 and December 31, commencing June 30, 2001 or the lesser of fifteen percent (15%) per annum or the maximum interest rate permitted by applicable law following an Event of Default. At the Holder's request payments shall be made by wire transfer to an account designated by the Holder. If a payment date is not a business day, payment may be made on the next business day and interest shall accrue for the intervening period. This Note may not be prepaid.

         The Holder may, with or without notice to the Maker or any guarantor or other party liable herefor, extend or renew this Note, or extend the time for making payment of any amount provided for herein, or accept any amount in advance, all without affecting the liability of the Maker or any other party or guarantor liable herefor.

         This Note is issued pursuant to the terms of that certain Loan Agreement ("Loan Agreement") dated as of February 8, 2001 between the Maker and Frost-Nevada, Limited Partnership and the Maker and the Holder are entitled to the benefits provided for therein. Terms used but not defined herein shall have their respective meanings assigned in the Loan Agreement. This Note is entitled to the benefits of the security for the payment hereof provided pursuant to that certain Pledge and Security Agreement dated February 8, 2001 between the Maker, the Secured Parties party thereto and US Bank Trust National Association, as Collateral Agent ("Pledge Agreement").

         1.       Conversion of Note

                  The principal of and accrued interest on this Note shall be convertible, in whole or in part, at any time, at the election of the Holder, into that number of fully paid and non-assessable shares of the Maker's common stock, par value $0.0001 per share ("Common Stock"), determined by dividing the amount of principal and interest to be so converted by the "Conversion Price" (as hereinafter defined) in effect at the time notice of conversion is given to the Maker as set forth below. As used herein, "Conversion Price" means, initially, $2.00. Promptly following the Closing of the Stock Purchase Agreement, the Conversion Price shall be decreased ("Conversion Price


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Adjustment") by the amount obtained by taking the product of $2.00 and the
Purchase Price Adjustment Percentage (as such term is defined in the Stock Purchase Agreement, as amended). Notwithstanding the foregoing, if the Conversion Price, after adjustment as set forth in the previous sentence, would not yield a number of shares of Common Stock equal to at least the sum of (x) 5,000,000 shares of Common Stock and (y) 20% of the sum of (i) the additional shares issuable to Lender as a result of the Conversion Price Adjustment and
(ii) all other shares of Common Stock to be issued and issuable to LTGI and Berliner pursuant to Section 2.4 of the Stock Purchase Agreement, the Conversion Price will be further adjusted such that Lender, upon conversion of this Note, will receive such sum of 5,000,000 shares of Common Stock and 20% of the total number of additional shares issuable as a result of the Conversion Price Adjustment and Section 2.4 of the Stock Purchase Agreement.

                  If, at any time after the date hereof, there occurs, with respect to the Common Stock, a reclassification, stock split, stock dividend, spin-off or distribution, share combination or other similar change affecting the Common Stock as a whole and all holders thereof or if the Maker shall consolidate with, or merge with or into, any other entity, sell or transfer all or substantially all its assets or engage in any reorganization, reclassification or recapitalization which is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (each, an "Adjustment Event"), the Conversion Price and the kind and amount of stock, securities, cash or other assets issuable upon conversion of this Note in effect at the time of the record date for such dividend or distribution or of the effective date of such share combination, split, consolidation, merger, sale, transfer, reorganization, reclassification or recapitalization shall be appropriately adjusted so that the conversion of the Note after such time shall entitle the Holder to receive the aggregate number of shares of Common Stock or securities, cash and other assets which, if this Note hade been converted immediately prior to such time, the Holder would have owned upon such conversion and been entitled to receive by virtue of such Adjustment Event, provided that if the kind or amount of securities, cash and other property is not the same for each share of Common Stock held immediately prior to such reclassification, change, consolidation, merger, sale, transfer, or conveyance, any Holder who fails to exercise any right of election shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of such shares.

                  Promptly after an Adjustment Event, the Maker shall mail to the Holder a notice of the adjustment together with a certificate from the Maker's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it.

                  If (i) the Maker takes any action that would cause an Adjustment Event, (ii) there is a liquidation or dissolution of the Maker or
(iii) the Maker declares a cash dividend, the Maker shall mail to the Holder a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution, the Maker shall mail the notice at least 15 days before such date.


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


                  If, during any period of twenty (20) consecutive trading days, the closing sale price of the Common Stock is at least $8.00 per share (as adjusted for all Adjustment Events occurring after the date of this Note), the principal of and all accrued interest on this Note shall be automatically converted, without further action on the part of the Holder, into shares of Common Stock at the Conversion Price in effect on the last trading day of such period.

                  In connection with any conversion of this Note, the Holder shall surrender this Note and deliver it, together with written instructions to convert in the form attached hereto, to the Maker at its principal executive office. The date of such delivery shall be deemed the date of conversion. The Maker shall, as soon as practicable, issue and deliver to a location in the United States designated by the Holder certificates representing the securities (or other assets) to which the Holder is entitled as a result of such conversion together with a note representing the unconverted balance.

                  The Maker shall not be required to issue fractions of shares of Common Stock upon conversion and in lieu thereof any fractional share shall be rounded up or down to the nearest whole share. The Maker shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock sufficient shares of Common Stock to permit the conversion of the unpaid principal amount and accrued interest as provided for herein. The Maker shall list such shares on any national securities exchange on which the Common Stock is then listed. If the Holder converts this Note, the Maker shall pay any documentary, stamp or similar issue or transfer tax due on such conversion, except that the Holder shall pay any such tax due because the shares are issued in a name other than the Holder's.

                  The certificates representing shares of Common Stock issued upon conversion of this Note shall bear a legend to the effect that such shares are not registered under the 1933 Act and may not be sold, assigned or otherwise transferred or hypothecated except in accordance with the registration provisions of the 1933 Act or an exemption therefrom and in accordance with the provisions of that certain Investor Rights Agreement dated as of February 8, 2001 among New Valley Corporation, Ladenburg, Thalmann Group Inc., Berliner Effektengesellschaft AG, the Maker and the Principals party thereto and Frost-Nevada, Limited Partnership ("Investor Rights Agreement"). This legend shall be removed on receipt of an opinion of counsel reasonably satisfactory to the Maker that such legend is no longer required.

         2.       Change of Control

                  (i) Promptly after the occurrence of a Change of Control (as hereinafter defined) (the date of such occurrence being the "Change of Control Date"), the Maker shall commence (or cause to be commenced) an offer to purchase all outstanding Notes pursuant to the terms described in paragraph (iii) of this "Change of Control" section (the "Change of Control Offer") at a purchase price equal to the unpaid principal amount of this Note and accrued interest thereon (the "Change of Control Amount") on the Change of Control Payment Date (as hereinafter defined), and shall purchase (or cause the purchase of) any Notes tendered in the Change of Control Offer pursuant to the terms hereof. As used in this Note, the term "Notes" means all Convertible Promissory Notes of the Maker of like tenor to this Note (except as to principal amount, interest rate and Conversion Price). The Change of Control Amount shall be payable in cash.

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

                  (ii) Within 10 days following a Change in Control Date, the Maker shall send, by first-class mail, postage prepaid, a notice to the Holder. Such notice shall contain all instructions and materials necessary to enable the Holder to tender this Note pursuant to the Change of Control Offer and shall state:

                           (a) that a Change of Control has occurred, that a
                  Change of Control Offer is being made pursuant to this "Change of Control" section and that all Notes validly tendered and not withdrawn will be accepted for payment;

                           (b) the Change of Control Amount and the purchase
                  date (which must be no earlier than 10 days nor later than 20 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                           (c) that any Notes not tendered will continue to
                  accrue interest;

                           (d) that, unless the Maker defaults in making payment
                  therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

                           (e) that holders electing to have any Notes purchased
                  pursuant to a Change of Control Offer will be required to surrender such Notes, properly endorsed for transfer, together with such other customary documents as the Maker may reasonably request to the Maker at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date;

                           (f) that holders of Notes will be entitled to
                  withdraw their election if the Maker receives, not later than two business days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes the holder delivered for purchase and a statement that such holder is withdrawing its election to have such Notes purchased;

                           (g) that holders who tender only a portion of their
                  Notes will, upon purchase of the Notes tendered, be issued a Note representing the Notes not purchased; and

                           (h) the circumstances and relevant facts regarding
                  such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control).

                  (iii) The Maker will comply with any tender offer rules under the Exchange Act which then may be applicable in connection with any offer made by the Maker to repurchase the Notes as a result of a Change

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



         of Control. If the provisions of any securities laws or regulations conflict with provisions of this Note, in reliance on an opinion of counsel, the Maker may comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation under this Note by virtue thereof.

                  (iv) On the Change of Control Payment Date, the Maker shall
         (A) accept for payment the Notes validly tendered pursuant to the Change of Control Offer, (B) pay to the holders of Notes so accepted the Change of Control Amount therefor in cash as provided above and (C) cancel each surrendered Note. Unless the Maker defaults in the payment for the Notes tendered pursuant to the Change of Control Offer, interest will cease to accrue with respect to the Notes tendered and all rights of holders of such tendered Notes will terminate, except for the right to receive payment therefor on the Change of Control Payment Date.

                  (v) To accept the Change of Control Offer, the holder of a Note shall deliver, prior to the close of business on the business day prior to the Change of Control Payment Date, written notice to the Maker (or an agent designated by the Maker for such purpose) of such holder's acceptance, together with the Notes with respect to which the Change of Control Offer is being accepted, duly endorsed for transfer.

                  (vi) For the avoidance of doubt, nothing in this "Change of Control" section shall restrict the right of the holders of Notes, in connection with a Change of Control, to convert and to receive the kind and amount of consideration payable to holders of Common Stock in respect of the Common Stock into which the Notes may be converted.

                  (vii)    As used in this "Change of Control" section,

                  "Change of Control" means: (a) the sale, lease, transfer, conveyance, merger, consolidation or other disposition (other than a merger or consolidation that does not result in any change in the Maker's stock and in which a majority of the successor's voting securities is held by holders of the Maker's Common Stock immediately before such transaction ), in one or a series of related transactions, of all or substantially all the assets of the Maker and its subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (b) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals party to the Investor Rights Agreement, New Valley Corporation, Ladenburg, Thalmann Group Inc., Berliner Effektengesellschaft AG and Dr. Phillip Frost, individually or collectively, becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all Voting Securities (as hereinafter defined) that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Securities of the Maker, or (c) the first day on which a majority of the members of the Board of Directors of the Maker are not Continuing Directors;

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

                  "Continuing Directors" means individuals who constituted the Board of Directors of the Maker on the date hereof (the "Incumbent Directors"); provided that any individual becoming a director after the date hereof shall be considered to be an Incumbent Director if such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Maker, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting; and

                  "Voting Securities" means securities of the Maker ordinarily having the power to vote for the election of directors of the Maker.

         3.       Events of Default

                  Upon the occurrence of any of the following events (herein called "Events of Default"):

                  (i) The Maker shall fail to make any payment of principal on this Note on the date specified herein for such payment;

                  (ii) The Maker shall fail to make any payment of interest on this Note or any other payment due under this Note or the Pledge Agreement within ten (10) days after it is due;

                  (iii) (a) The Maker or Ladenburg shall commence, or consent to the entry of an order for relief in, any proceeding or other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, receivership, dissolution, liquidation, winding-up, composition or any other relief under any bankruptcy law, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or (b) the Maker or Ladenburg shall admit the material allegations of any petition or pleading in connection with any such proceeding; or (c) the Maker or Ladenburg shall apply for, or consent or acquiesce to, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property; or (d) the Maker or Ladenburg shall make a general assignment for the benefit of creditors; or (e) the Maker or Ladenburg shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                  (iv) (a) The commencement of any proceedings or the taking of any other action against the Maker or Ladenburg in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, arrangement, composition, or any other relief under any bankruptcy law or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or (b) the appointment of a receiver, conservator, trustee or similar officer for the Maker or Ladenburg for any of its property and the continuance of any of such events for sixty


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


         (60) days undismissed, unbonded or undischarged; or (c) the issuance of a warrant of attachment, execution or similar process against any of the property of the Maker or Ladenburg and the continuance of such event for sixty (60) days undismissed, unbonded and undischarged;

                  (v) The Maker or Ladenburg shall default with respect to any indebtedness of $250,000 or more for borrowed money if either (a) such default is a payment default or the effect of such default is to accelerate the maturity of such indebtedness (in each instance giving effect to any applicable grace periods) or (b) the holder of such indebtedness declares the Maker or Ladenburg to be in default (giving effect to any applicable grace periods);

                  (vi) The failure by the Maker to observe any of the covenants contained in this Note (other than the covenants to pay principal and interest and the covenants in Sections 2 or 5) or in the Pledge Agreement (other than Section 4.14) which failure is not cured within 30 days after notice thereof is given to the Maker by any of the Secured Parties thereunder (or, if such failure is not capable of being cured within such 30-day period, the failure of the Maker to continue to proceed in a diligent matter to effect such cure);

                  (vii) The failure by the Maker to observe any of the covenants contained in Sections 2 or 5 of this Note or in Section 4.14 of the Pledge Agreement or the lien of Pledge Agreement will at any time not constitute a first perfected lien on the collateral intended to be covered thereby; or

                  (viii) Any judgment or judgments against the Maker or Ladenburg or any attachment, levy or execution against any of its properties for any amount in excess of $250,000 in the aggregate shall remain unpaid, or shall not be released, discharged, dismissed, stayed or fully bonded for a period of sixty (60) days or more after its entry, issue or levy, as the case may be;

then, and in any such event, the Holder, at its option and with written notice to the Maker, may declare the entire principal amount of this Note then outstanding together with accrued unpaid interest thereon immediately due and payable, and the same shall forthwith become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived. The Events of Default listed herein are solely for the purpose of protecting the interests of the Holder of this Note. If the Note is not paid in full upon acceleration, as required above, interest shall accrue on the outstanding principal of and interest on this Note from the date of the Event of Default up to and including the date of payment at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum interest rate permitted by applicable law.

                  Upon the occurrence of a default under this Note (whether or not it has become an Event of Default), the Maker agrees to pay the costs, expenses, attorneys' and other fees paid or incurred by the Holder, or adjudged by a court, including: (i) costs of suit and such amount as the court adjudges for the fees of an attorney in an action to enforce this Note in whole or in part; and (ii) reasonable costs of collection, costs and expenses of, and attorneys' fees incurred or paid towards, the collection, enforcement, or sale of this Note in whole or in part, or of any security for it.

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



         4.       Consolidation and Mergers.

                  The Maker shall not consolidate or merge into, or transfer or lease all or substantially all of its assets to, any person unless (1) the person is a corporation; (2) the person assumes in a writing reasonably acceptable to the Holder all the obligations of the Maker under this Note; and
(3) immediately after the transaction no Event of Default exists. The surviving, transferee or lessee corporation shall be the successor Maker, but the predecessor Maker in the case of a transfer or lease shall not be released from the obligation to pay the principal of and interest of this Note.

         5.       Additional Provisions

                  The Maker and each other party liable herefor, whether principal, endorser, guarantor or otherwise, jointly and severally hereby (i) waive presentment, demand, protest, notice of dishonor and/or protest, notice of non-payment and all other notices or demands in connection with the delivery, acceptance, performance, default, enforcement or guaranty of this Note, and (ii) waive recourse to suretyship defenses generally, including extensions of time, releases of security and other indulgences which may be granted from time to time by the Holder to the Maker or any party liable herefor.

                  Nothing contained in this Note or in any other agreement between the Maker and the Holder shall require the Maker to pay, or the Holder to accept, interest in an amount which would subject the Holder to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of interest or of such other charges which may or might be characterized as interest, exceed the maximum rate permitted to be charged under applicable law. Should the Holder receive any payment which is or would be in excess of that permitted to be charged under such applicable law, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the principal balance outstanding on this Note.

                  The Holder shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights and/or remedies hereunder, and no waiver whatsoever shall be valid unless in writing, signed by the Holder, and then only to the extent therein set forth. The making of any demands or the giving of any notices by the Holder or a waiver by the Holder of any right and/or remedy hereunder on any one occasion shall not be construed as a bar to or waiver of any right and/or remedy which the Holder would otherwise have on any future occasion. All rights and remedies of the Holder shall be cumulative and may be exercised singly or concurrently.

                  The terms and provisions hereof shall survive the payment, cancellation or surrender of this Note. Any instrument taken by the Holder in payment of, or for application against, any obligation of the Maker or any other party liable herefor shall not operate as a discharge of such obligation until the instrument is finally paid, notwithstanding the fact that a bank may be the maker, drawer or acceptor of such instrument.

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

                  This Note may be assigned by the Holder only as permitted by the provisions of the Investor Rights Agreement. In the event of a permitted assignment of less than the entire unpaid principal amount of this Note, at the request of the Holder the Maker shall issue new Notes to the transferee and the Holder in the amounts assigned and not assigned, respectively. If this Note is lost, destroyed or wrongfully taken, the Maker shall issue a replacement Note. The Maker may require a reasonable indemnity bond.

                  This Note shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles of conflicts of law. The Maker hereby irrevocably appoints the President of GBI Capital Management Corp., at its offices at 1055 Stewart Avenue, Bethpage, New York 11714, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising out of or relating to this Note and upon whom such process may be served, with the same effect as if the Maker were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service. The Maker will enter into such agreements with such agents as may be necessary to constitute and continue the appointment of such agents hereunder. In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, the Maker will appoint a successor agent and attorney in the City of New York, reasonably satisfactory to the Holder, with like powers. The Maker hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York in any such action, suit or proceeding arising out of or relating to this Note or any transaction relating thereto, and agrees that any such action, suit or proceeding shall be brought only in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. The Maker hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. THE MAKER HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS NOTE OR ANY TRANSACTION RELATING THERETO.


                                            GBI CAPITAL MANAGEMENT CORP.



                                            By:
                                               --------------------------------
                                               Richard Rosenstock, President

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